Exhibit 99.1

THIS DEED OF WAIVER AND RELEASE is made the 4th day of July 2014.

BETWEEN :-

(1)	SHENZHEN BAK BATTERY CO., LTD (深圳市比克電池有限公司), of 深圳市龍崗區葵涌街道比克工業園, a company incorporated under the laws of the People’s Republic of China, as borrower (the “Borrower”);

(2)

CHINA BAK BATTERY, INC., of 2215-B Renaissance Drive, Las Vegas, NV89119, USA, a company incorporated under the laws of the State of Nevada, the United States of America, as mortgagor (the “China BAK”) ;

(3)

BAK INTERNATIONAL LIMITED, of Room 1201, 12th Floor, Wing On Centre, No.111 Connaught Road Central, Hong Kong, a company incorporated under the laws of Hong Kong with registration number 877123 (the “Company”); and

(4)	MR. Wang Jinghui (王景輝), of 深圳市福田區香蜜湖僑香路金地香蜜山 5 棟 7C, holder of PRC Identity Card No.152601196905183632, as lender (the “Lender” or “Covenantor”).

WHEREAS :-

(A)

By a loan agreement (“Loan Agreement”) dated 17th December 2013 and a supplemental loan agreement (“Supplemental Loan Agreement”) dated 8th January 2014 (the Loan Agreement and the Supplemental Loan Agreement are collectively referred to as “Loan Agreements”), the Lender advanced the total sum of RMB520,000,000 to the Borrower on terms as set out in the Loan Agreements.

(B)	Pursuant to the terms of the Loan Agreements, the following documents were executed in favour of the Lender as security for repayment of the loans and interests accrued thereon:

Corporate Guarantees

(1)	Corporate Guarantee dated 10th January 2014 executed by China BAK as Guarantor in favour of the Lender;

(2)	Corporate Guarantee dated 10th January 2014 executed by Bak International Limited as Guarantor in favour of the Lender;

(3)	Corporate Guarantee dated 14th March 2014 executed by China BAK as Guarantor in favour of the Lender;

(4)	Corporate Guarantee dated 14th March 2014 executed by Bak International Limited as Guarantor in favour of the Lender;

(the above items (1), (2), (3) and (4) are collectively referred to as “Corporate Guarantees”)

Collateral (Share Mortgages)

(5)	Share Mortgage dated 10th January 2014 executed by China BAK as Mortgagor in favour of the Lender;

(6)	Further Share Mortgage dated 14th March 2014 executed by China BAK as Mortgagor in favour of the Lender; and

(7)	Confirmation and Second Further Share Mortgage dated 23rd June 2014 executed by China BAK as Mortgagor in favour of the Lender.

(The above items (5), (6) and (7) are collectively referred to as “Collateral”)

(C)

The Borrower defaulted in repaying the loans and accrued interests in the total sum of RMB 571,263,440.86 (RMB520,000,000.00 being the Principal and RMB51,263,440.86 being the interest accrued upto 30th June 2014) to the Lender.

(D)

The Lender has exercised his rights and powers conferred under the Collateral to sell or otherwise dispose (the “Disposal”) of the entire issued share capital in the Company to Asia Zhi Li New Energy Holding Limited at the consideration of RMB520,000,000.00;

(E)

Completion of the Disposal took place on [30th June 2014]. Particulars of the statement of accounts of the Disposal and application of the proceeds of the Disposal for the repayment of the loans and accrued interests are annexed hereto as Schedule 1.

(F)

According to Schedule 1, the Borrower still owes the Lender the total sum of RMB51,263,440.86 (the “Debt”) as at [30th June 2014] after the application of the proceeds of the Disposal for repayment of the loans and accrued interests.

(G)	The Lender hereby hereto agrees to waive all of his title, rights, interests and benefits of and in the Debt.

NOW THIS DEED WITNESSETH as follows :-

(1)

The Covenantor as legal and beneficial owner hereby absolutely waives all its title, rights, interests and benefits in and to the Debt with immediate effect in favour of the Borrower to the intent that the obligations of the Borrower under the Debt owing to the Covenantor shall be absolutely discharged and released from the date of this Deed.

(2)

The Covenantor hereby confirms and acknowledges that China BAK and the Company shall be released and discharged from their obligations under all Corporate Guarantees executed by them in favour of the Lender with immediate effect from this Deed.

(3)

Each party hereto confirms and acknowledges that they shall have no claim whatsoever against any parties or party hereto arising out of or in connection with or incidental to the Loan Agreements, the Corporate Guarantees, the Collateral and the Disposal. If there is any claims arising therefrom, each party hereto covenants to waive such claims absolutely.

(4)	The Covenantor hereby warrants that :-

(a)	the Debt is duly and validly owing by the Borrower to the Covenantor;

(b)	Save as the Debt, there is no other debt, liability (whether actual or contingent) owing by the Borrower to the Covenantor;

(c)	the Covenantor is the legal and beneficial owners of the Debt and has full power and authority to enter into this Deed and waive the Debt without any consent or approval from any third party;

(d)	the Debt is hereby waived in favour the Borrower free from any charge, lien and encumbrances; and

(e)

the Covenantor will forthwith after being called upon by the Borrower so to do execute all further assurances and do all acts and deeds as may be reasonably required by the Borrower to perfect the effect and validity of this Deed.

(5)

The Borrower hereby acknowledges and confirms that due notice in writing of the waiver of the Debt has been received by the Borrower and as from the date hereof, the Debt has been waived by the Covenantor absolutely.

(6)

This Deed shall be binding upon and enure for the benefit of each party's successors and assigns. Each of the parties shall execute, do and perform or procure to be executed, done and performed by other necessary persons all such further acts, agreements, assignments, assurances, deeds and documents as any other party may reasonably require to give full effect to the provisions of this Deed.

(7)	This Deed shall be governed by and construed in accordance with Hong Kong law and the parties hereby irrevocably submit to the non-exclusive jurisdiction of the Hong Kong courts.

IN WITNESS whereof the parties hereto have executed this Deed the day and year first above written.

The Borrower
SHENZHEN BAK BATTERY CO., LTD.,	)
(深圳市比克電池有限公司))
has executed and delivered this Deed	)
by its legal representative Mr Li Xiangqian	)
who has been duly authorised by a resolution	)
of the Board of Directors	)
in the presence of	) /s/ Xiangqian Li
Mr Li Xiangqian,

CHINA BAK BATTERY, INC.
CHINA BAK BATTERY, INC., has	)
executed and delivered this Deed by	)
its authorised officer Mr Li Xiangqian	)
(Chairman, President and	)
Chief Executive Officer) who has been	)
duly authorised by a resolution	)
of the Board of Directors	)
in the presence of	) /s/ Xiangqian Li
Mr Li Xiangqian,

The Company
SEALED with the COMMON SEAL of	)
BAK INTERNATIONAL LIMITED	)
and signed by	)
)
its director duly authorised by a	)
resolution of the Board of Directors	)
in the presence of	) /s/ Xiangqian Li
Director

The Lender
Signed, Sealed and Delivered by the Lender	)
Mr. Wang Jinghui (王景輝))
Holder of PRC Identity Card No.	)
152601196905183632)
in the presence of	) /s/ Jinghui Wang
Mr. Wang Jinghui (王景輝)

SCHEDULE 1
STATEMENT OF ACCOUNTS
DISPOSAL OF ENTIRE ISSUED SHARE CAPITAL IN
BAK INTERNATIONAL LIMITED AND
REPAYMENT OF LOAN AND INTEREST

Proceeds of the Disposal	RMB520,000,000.00

Less:
The Principal	RMB520,000,000.00
Interest accrued upto 30th June 2014	RMB51,263,440.86
Outstanding amount	RMB51,263,440.86